China Power Equipment Reports Higher Revenues and Net Income
Net Income Increased 252%
Pilot Production at New Line to Start in June

XI'AN, China, May 17, 2010 /PRNewswire-Asia-FirstCall/ -- China Power Equipment, Inc. ("China Power Equipment” or “the Company”, OTC: CPQQ), the manufacturer of a new generation of energy saving electric transformers and transformer cores in the People's Republic of China, today reported higher revenues and net income for the three months ended March 31, 2010.

First quarter 2010 highlights

• Net revenues increased 113% to $5.75 million in the first quarter 2010 from $2.70 million in the first quarter 2009.

• Gross profit increased 178% to $1.53 million in the first quarter 2010 from $0.55 million in the first quarter 2009.

• Net income increased 252% to $1.16 million in the first quarter 2010 from $0.33 million in the first quarter 2009.

•         Basic earnings per share increased 300% to $0.08 per share in the first quarter 2010 from $0.02 per share in the first quarter 2009. Weighted average basic shares outstanding were the same in both first quarters.

•         Diluted earnings per share increased 150% to $ 0.05 per share in the first quarter 2010 from $ 0.02 per share in the first quarter 2009. Weighted average diluted shares outstanding were 52% higher in the first quarter 2010 than in the first quarter of 2009.

Mr. Yong Xing Song, Chairman of the Board of China Power Equipment, said, “Our sales, net income, and earnings per share in the first quarter of 2010 all reflect the very substantial progress we achieved since the first quarter of last year. Our sales increase of 113 percent came from higher tonnage of amorphous alloy cores and transformers that we sold, and much of that sales increase flowed to our net income.

“Market demand continues to be dramatically higher, as expected, since China has started to embrace the energy saving benefits of amorphous alloy step-down transformers. The Chinese government has mandated that in the next few years, China’s traditional steel core electric transformers will be gradually replaced by amorphous alloy transformers, because they are far more energy efficient. The actions to start replacing those units are just now beginning to happen, so we are still in the start of our revenue growth curve that should extend for several years.”

China Power Equipment’s amorphous alloy cores in the first quarter were up 135 percent in revenues and up 218 percent in gross profit from the first quarter last year. Amorphous alloy transformers in the quarter were up 98 percent in revenues and up 124 percent in gross profit from last year’s first quarter.

The Company had no revenues from silicon steel cores and transformers because it has exited that product line entirely to focus on its high-growth amorphous alloy products.

Mr. Song continued, “Our gross profit margin expanded on somewhat lower prices for our raw material, amorphous alloy strip, expenses remained in good control, and our effective tax rate was a bit higher, so our net income increased 252 percent to $1.16 million in the first quarter from the first quarter of last year.

“Our new amorphous alloy core production line is ready to be installed but was delayed by government safety inspections that included static and dynamic testing of our installation and production overhead cranes which were approved on May 14. We now expect the pilot production to begin in June. With this new plant, our capacity for amorphous alloy transformer cores will increase by 5,000 metric tons to a total of 6,500 metric tons per year.

“In addition, our customers are continuing to evaluate our test transformer cores made using the test amorphous alloy strip produced by Beijing Advanced Technology & Science Materials Co., Ltd., (“AT&M”). The test results continue to look promising, and so far, 2 customers have placed total orders with us for 45 metric tons of transformer cores, assuming this potential new second supplier will produce the alloy. We expect that AT&M’s entry into the alloy market would not cause us to reduce our orders and would not affect our good relationship with Hitachi Metals Co., Ltd., our primary supplier.

“With China planning to use amorphous alloy electric transformers in both urban and rural regions, and in both new installations and in replacements, we believe the demand for China Power Equipment’s amorphous alloy products should continue to increase for the next several years.”

Revenues

	Three Months Ended March 31,
	2010		2009		Percent
	Revenues	%	Revenues	%	change
Amorphous alloy cores	$3,748,626	65.2%	$1,594,729	59.0%	135.1%
Amorphous alloy transformers	2,005,087	34.8%	1,014,336	37.5%	97.7%
Traditional silicon steel cores & transformers	-	0.0%	93,231	3.5%	-100.0%
Revenues, net	$5,753,713	100.0%	$2,702,296	100.0%	112.9%

Net revenues increased $3,051,417 or 112.9% to $5,753,713 in the three months ended March 31, 2010 from $2,702,296 in the first quarter 2009 primarily due to higher tonnage of amorphous alloy cores and transformers sold, in response to more orders from existing customers and new customers. To help fill customers’ orders, the Company subcontracted the manufacturing of some cores and transformers to other companies. The revenues from traditional silicon steel cores and transformers were zero in the first quarter 2010 because the Company has focused on amorphous alloy cores and transformers as its major products and have exited all manufacturing, marketing, and distribution of steel cores and transformers.

Cost of goods sold

	Three Months Ended March 31,
	2010		2009		Percent
	COGS	%	COGS	%	change
Amorphous alloy cores	$2,703,504	62.9%	$1,265,934	58.8%	113.6%
Amorphous alloy transformers	1,524,164	36.1%	799,174	37.1%	90.7%
Traditional silicon steel cores & transformers	-	0.0%	87,471	4.1%	-100.0%
Cost of goods sold	$4,227,668	100.0%	$2,152,579	100.0%	96.4%

Cost of goods sold increased $2,075,089 or 96.4% to $4,227,668 in the first quarter 2010 from $2,152,579 in the first quarter 2009 primarily due to higher tonnage of amorphous alloy cores and transformers sold, partly offset by lower prices for amorphous alloy strip, the primary raw material used to make amorphous alloy cores, in the first quarter of 2010 compared with the first quarter 2009.

Gross profit

	Three Months Ended March 31,
	2010		2009
	Gross profit	Gross margin	Gross profit	Gross margin	Percent change
Amorphous alloy cores	$1,045,122	27.9%	$328,795	20.6%	217.9%
Amorphous alloy transformers	480,923	24.0%	215,162	21.2%	123.5%
Traditional silicon steel cores & transformers	-	-	5,760	6.2%	-100.0%
Gross profit	$1,526,045	26.5%	$549,717	20.3%	177.6%

Gross profit increased $976,328 or 177.6% to $1,526,045 in the first quarter 2010 from $549,717 in the first quarter 2009 primarily due to higher sales revenues of amorphous alloy cores and transformers.

The gross profit margin (gross profit as a percent of total revenues) increased 6.2 percentage points to 26.5% in the first quarter 2010 from 20.3% in the first quarter 2009 primarily due to lower prices for amorphous alloy strip, the primary raw material used to make amorphous alloy cores, in the first quarter 2010 from the first quarter 2009.

Selling, general, and administration expenses

	Three Months Ended March 31,
	2010		2009
	$	Percent of revenues	$	Percent of revenues	Percent change
Selling, general, and administrative expenses	$190,304	3.3%	$200,553	7.4%	-5.1%

Selling, general, and administrative expenses decreased by $10,249 or 5.1% to $190,304 in the first quarter 2010 from $200,553 in the first quarter 2009 mainly due to lower expenses for the administrative facility expenses and travel, partly offset by higher amortization of intangible assets, higher professional and consulting fees, and higher local taxes resulting from higher revenues.

Stock-based compensation

The company incurred $14,810 in stock-based compensation in the first quarter 2010 due to the stock options granted to an officer in the third quarter of 2009. The values of these options are expensed over the terms of the respective vesting periods.

Gain on investment

	Three Months Ended March 31,		Percent
	2010	2009	change
Gain on investment	$36,700	$29,964	22.5%

Gain on investment increased $6,736 or 22.5% to $36,700 in the first quarter 2010 from $29,964 in the first quarter 2009 primarily due to higher earnings from the Company’s 20% equity method investment.

Income taxes

Income taxes increased $155,659 or 281.2% to $211,009 in the first quarter 2010 from $55,350 in the first quarter 2009 mainly due to the higher net income before income taxes that resulted from higher revenues.

Net income

Net income increased $830,895 or 253.3% to $1,158,916 in the first quarter 2010 from $328,021 in the first quarter 2009, mainly due to higher revenues, higher gross profits, and good control of expenses that were partly offset by an increase in income taxes.

Liquidity and capital resources

China Power Equipment has funded its operations and capital expenditures using cash generated from operations and funds raised from issuing convertible preferred stock. It will continue its investment in the development and enhancement of its production facilities for amorphous alloy cores and transformers. The Company believes its existing cash will be sufficient to maintain its operations at the present level for at least the next twelve months.

The following table summarizes the Company’s liquidity and capital resources as of March 31, 2010 and December 31, 2009. Working capital is defined as current assets minus current liabilities.

	As of March 31, 2010	As of December 31, 2009
Cash	$8,105,276	$8,883,188
Working capital	$10,504,409	$9,792,968
Stockholders' equity	$18,317,197	$17,141,382

Financial statements follow.

China Power Equipment, Inc.
Consolidated Balance Sheets

	March 31,	December 31,
	2010	2009
	(Unaudited)
Assets
Current Assets
Cash	$8,105,276	$8,883,188
Accounts receivable, net	2,435,925	1,949,818
Advance to suppliers	2,458	-
Inventory, net (Note 3)	1,073,949	363,312
Prepaid expenses and other receivables	280,072	221,670
Total Current Assets	11,897,680	11,417,988

Property, plant and equipment, net (Note 4)	5,037,440	4,593,068
Intangible assets, net (Note 5)	376,540	391,513
Long-term investment (Note 6)	319,643	282,897
Deposit on contract rights (Note 7)	1,316,540	1,316,328
Deposit for purchase of equipment	767,982	767,858
Prepaid capital lease (Note 9)	110,125	111,482
Total Assets	$19,825,950	$18,881,134

Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable	$494,975	$549,065
Accrued liabilities and other payables	334,047	396,656
Advance from customers	32,765	32,760
Lease payable - current portion (Note 9)	2,156	2,156
Short-term loan (Note 8)	58,513	58,503
Value-added tax payable	22,459	219,398
Income taxes payable (Note 13)	339,656	365,751
Deposit from investor (Note 10)	108,700	-
Total Current Liabilities	1,393,271	1,624,289

Long-term Liabilities
Lease payable - non current portion (Note 9)	115,482	115,463
Total Long-term Liabilities	115,482	115,463

Stockholders' Equity
Series B convertible preferred stock, $0.001 par value, 5,000,000 shares authorized,
4,166,667 shares issued and outstanding at March 31, 2010 and December 31, 2009	4,167	4,167
Undesignated preferred stock, $.001 par value, 5,000,000 shares authorized,
None issued and outstanding	-	-
Common stock: par value $0.001 per share, 100,000,000 shares authorized;
14,908,313 shares issued and outstanding at March 31, 2010 and December 31, 2009	14,908	14,908
Additional paid in capital	21,196,836	21,182,026
Statutory surplus reserve fund (Note 12)	642,819	642,819
Accumulated deficit	(4,569,214)	(5,728,130)
Accumulated other comprehensive income	1,027,681	1,025,592
Total stockholders' equity	18,317,197	17,141,382
Total Liabilities and Stockholders' Equity	$19,825,950	$18,881,134

The accompanying notes are an integral part of these financial statements.

China Power Equipment, Inc.
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended March 31,
	2010	2009
Revenue, net	$5,753,713	$2,702,296
Cost of goods sold	(4,227,668)	(2,152,579)
Gross profit	1,526,045	549,717

Operating expenses:
Selling, general and administrative expenses	190,304	200,553
Stock-based compensation	14,810	-
Total operating expenses	205,114	200,553

Net income from operations	1,320,931	349,164

Other income (expenses)
Gain on investment	36,700	29,964
Other income	732	-
Other expenses	(146)	(14)
Interest income	11,708	4,374
Interest expense	-	(117)
Total other income	48,994	34,207

Net income before income taxes	1,369,925	383,371

Income taxes	211,009	55,350

Net income	$1,158,916	$328,021

Earnings per share - basic	$0.08	$0.02
Earnings per share - diluted	$0.05	$0.02

Weighted average common shares outstanding:
Basic	14,908,313	14,908,313
Diluted	22,671,718	14,908,313

The accompanying notes are an integral part of these financial statements.

China Power Equipment, Inc.
Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended March 31,
	2010	2009
Cash Flows from Operating Activities
Net income	$1,158,916	$328,021
Adjustments to reconcile net income to net cash:
Depreciation and amortization expense	67,100	58,241
Stock-Based Compensation	14,810	-
Gain on investment	(36,700)	(29,964)
Changes in operating assets and liabilities:
Accounts receivable	(485,797)	500,934
Advance to suppliers	(2,458)	35,974
Inventory	(710,586)	(351,668)
Prepaid expenses and other receivables	(58,366)	4,613
Accounts payable	(54,179)	46,172
Accrued expenses and other payables	(62,674)	46,106
VAT tax payable	(196,976)	(69,199)
Income taxes payable	(26,155)	(51,722)
Advance from customers	-	(109,080)
Net cash provided by (used in) operating activities	(393,065)	408,428

Cash Flows from Investing Activities
Acquisitions of property, plant and equipment	(55,475)	(12,858)
Addition in construction in progress	(438,851)	-
Advances to related parties	-	(1,899)
Net cash (used in) investing activities	(494,326)	(14,757)

Cash Flows from Financing Activities
Proceeds from investor deposit	108,700	-
Net cash provided by (used in) financing activities	108,700	-

Effect of exchange rate changes on cash and cash equivalents:	779	1,382

Increase (decrease) in cash and cash equivalents	(777,912)	395,053
Cash and cash equivalents, beginning of period	8,883,188	1,071,038
Cash and cash equivalents, end of period	$8,105,276	$1,466,091

Supplemental disclosure of cash flow information
Interest paid in cash	$-	$117
Income taxes paid in cash	$237,164	$107,072

The accompanying notes are an integral part of these financial statements.

About China Power Equipment, Inc.

China Power Equipment, Inc., is a U.S. corporation, which through its wholly-owned subsidiary, An Sen (Xi'an) Power Science & Technology Co., Ltd. and its affiliated operating company, Xi'an Amorphous Zhongxi Co., Ltd., designs, manufactures, and distributes amorphous alloy transformer cores and amorphous alloy core electricity transformers in the People's Republic of China. The company currently manufactures 59 different products, primarily amorphous alloy cores and amorphous alloy core transformers.

Safe harbor

Certain statements in this release concerning our future growth prospects are forward-looking statements, which involve a number of risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements.

The risks and uncertainties relating to these statements include, but are not limited to, risks and uncertainties regarding the success of the Company’s investments, risks and uncertainties regarding fluctuations in earnings, its ability to sustain its previous levels of profitability including on account of its ability to manage growth, intense competition, wage increases in China, its ability to attract and retain highly skilled professionals, time and cost overruns on fixed-price, fixed-time frame contracts, client concentration, its ability to successfully complete and integrate potential acquisitions, withdrawal of governmental fiscal incentives, political instability and regional conflicts and legal restrictions on raising capital or acquiring companies outside China.

Additional risks that could affect the Company’s future operating results are more fully described in its filings with United States Securities and Exchange Commission. These filings are available at www.sec.gov.

The Company may, from time to time, make additional written and oral forward-looking statements, including statements contained in its filings with the Securities and Exchange Commission and its reports to shareholders. The Company does not undertake to update any forward-looking statements that may be made from time to time by or on its behalf.

For more information about China Power Equipment please visit its website at www.chinapower-equipment.com.

For more information, please contact:

China Power Equipment, Inc.
Telephone +1-646-623-6999 in the USA
Email: xa-fj@xa-fj.com

or

Christensen

Mr. Yuanyuan Chen (English and Chinese)
Mobile +86-139-2337-7882 in Beijing
ychen@christensenir.com

Mr. Tom Myers (English)
Mobile +86-139-1141-3520 in Beijing
tmyers@christensenir.com

Ms. Kathy Li (English and Chinese)
Telephone +1-212-618-1978 in the USA
kli@christensenir.com

SOURCE: China Power Equipment, Inc.
www.chinapower-equipment.com